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                                                                      EXHIBIT 11
                  AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

                                              Three Months Ended         Six Months Ended
                                             ---------------------     ---------------------
                                             April 2,    March 31,     April 2,    March 31,
                                               1995        1994          1995        1994
                                             --------    ---------     --------    ---------
NET INCOME                                    $  249      $  791        $1,126       $1,499
=============================================================================================

ADJUSTED NUMBER OF COMMON SHARES

Weighted average shares outstanding            7,780       7,112        7,780        7,112

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                         315         302          298          264


Adjusted number of common shares               8,095       7,414        8,078        7,376
=============================================================================================
Net earnings per common shares                $ 0.03     $  0.11       $ 0.14       $ 0.20
=============================================================================================


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